                                 Ex. 99-B.10(b)







INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 13 to Registration Statement No. 33-90474 on Form N-4 of Northern Life Separate Account One filed under the Securities Act of 1933, and Amendment to the Registration Statement under the Investment Company Act of 1940, respectively, of our report dated February 18, 2000 related to the financial statement of Northern Life Separate Account One for the year ended December 31, 1999, and our report dated March 22, 2000 related to the statutory basis financial statements of Northern Life Insurance Company as of and for the year ended December 31, 1999.


                                       /s/ Deloitte & Touche LLP

Minneapolis, Minnesota
December 19, 2001